Exhibit 99.1

To: the Board of Directors of KiOR, Inc.,

Re: KiOR, Inc - Form 8-K filing dated 5 September 2014

Dear Sirs,

I refer to the Form 8-K filing dated 5 September 2014, and in particular Item 5.02 thereof (Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers).

In Item 5.02, reference is made to my resignation letter delivered to the board of directors of KiOR, Inc. on 31 August 2014. Management suggests that my resignation letter was delivered following a discussion with two members of the Board who, at the direction of the full Board, requested that I resign further to the results of an Outside Counsel Review (as defined therein) of my conduct, including (i) an instance in which I allegedly withheld a third party technology report, paid for by the Company, from the Board and management, (ii) an instance of unauthorized communications with persons during the course of the Outside Counsel Review and (iii) the possibility that I failed to comply with the Company’s insider trading policy.

Furthermore, the Board, after having reviewed my resignation letter, appears to have concluded that (i) none of the issues raised in my resignation letter were part of the basis for the Board’s request for me to resign, (ii) each of the substantive matters raised in the resignation letter were previously raised, investigated and considered by the Company’s special independent board committee focused on reviewing the Company’s operations and (iii) the general substance of the issues addressed in my resignation letter do not require additional action by the Board at this time. In addition, as a summary matter, management disagrees with the claims made by me in the resignation letter and my characterizations of certain facts and my general conclusions.

My view is that the matters as presented by management in the 8-K filing and as reflected in the results of the Outside Counsel Review are incorrect and did not justify an Outside Counsel Review. I disagree with the statements made by the Company’s management in response to Item 5.02 and its characterization of certain facts and general conclusion.

Yours sincerely.

Paul O’Connor